Free Writing Prospectus, dated November 7, 2023

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated October 30, 2023

Registration Statement Nos. 333-274433 and 333-274433-01

PNM Energy Transition Bond Company I, LLC

(“Issuing Entity”)

PRICING TERM SHEET

$343,200,000 Senior Secured Energy Transition Bonds, Series A (the “Bonds”)

November 7, 2023

Issuing Entity:	PNM Energy Transition Bond Company I, LLC

Sponsor, Depositor and Initial Servicer:	Public Service Company of New Mexico

Indenture Trustee:	U.S. Bank Trust Company, National Association

Joint Bookrunners:	RBC Capital Markets, LLC
Citigroup Global Markets Inc.

Co-Managers:	BOK Financial Securities, Inc.
U.S. Bancorp Investments, Inc.(1)

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(2)

Closing Date / Settlement Date:	November 15, 2023(3)

Interest Payment Dates(4):	February 15 and August 15, commencing August 15, 2024

Applicable Time:	12:20 PM (Eastern time) on November 7, 2023

Proceeds:	The total price to the public is $343,095,595. The total amount of the underwriting discounts and commissions is $1,372,800. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $6,399,884) is $341,722,795. The net proceeds of this offering are expected to be approximately $335,322,911, after deducting underwriting discounts and commissions and initial costs of the transaction.

Tranche	Expected Weighted Average Life (years)	Principal Amount Offered	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(5)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	10.00	$175,000,000	8/15/2040	8/15/2043	5.643%	99.97150%	0.40%	$174,250,125
A-2	21.29	$168,200,000	8/15/2048	8/15/2051	6.028%	99.96758%	0.40%	$167,472,670

	Tranche A-1	Tranche A-2
CUSIP	69380M AA4	69380M AB2
ISIN	US69380MAA45	US69380MAB28

(1)	Affiliates of U.S. Bancorp Investments, Inc. are serving as the indenture trustee and the securities intermediary for the Bonds.
(2)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(3)	The Issuing Entity expects to deliver the Bonds against payment for the Bonds on or about November 15, 2023, which will be the sixth business day following the date of pricing of the Bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade Bonds prior to the second business day prior to settlement will be required, by virtue of the fact that the Bonds initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

(4)	In any case where the date on which payment is due shall not be a business day, then payment may be made on the next business day.

(5)	Interest on the bonds will accrue from November 15, 2023 and must be paid by the purchaser if the Bonds are delivered after that date.

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EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal
August 15, 2024	$2,529,138	$0
February 15, 2025	$3,405,620	$0
August 15, 2025	$3,501,710	$0
February 15, 2026	$3,600,511	$0
August 15, 2026	$3,702,100	$0
February 15, 2027	$3,806,554	$0
August 15, 2027	$3,913,956	$0
February 15, 2028	$4,024,388	$0
August 15, 2028	$4,137,936	$0
February 15, 2029	$4,254,688	$0
August 15, 2029	$4,374,735	$0
February 15, 2030	$4,498,167	$0
August 15, 2030	$4,625,083	$0
February 15, 2031	$4,755,580	$0
August 15, 2031	$4,889,759	$0
February 15, 2032	$5,027,723	$0
August 15, 2032	$5,169,580	$0
February 15, 2033	$5,315,440	$0
August 15, 2033	$5,465,415	$0
February 15, 2034	$5,619,622	$0
August 15, 2034	$5,778,179	$0
February 15, 2035	$5,941,211	$0
August 15, 2035	$6,108,842	$0
February 15, 2036	$6,281,203	$0
August 15, 2036	$6,458,428	$0
February 15, 2037	$6,640,651	$0
August 15, 2037	$6,828,018	$0
February 15, 2038	$7,020,670	$0
August 15, 2038	$7,218,759	$0
February 15, 2039	$7,422,435	$0
August 15, 2039	$7,631,860	$0
February 15, 2040	$7,847,193	$0
August 15, 2040	$7,204,846	$863,755
February 15, 2041	$0	$8,297,919
August 15, 2041	$0	$8,548,019
February 15, 2042	$0	$8,805,656
August 15, 2042	$0	$9,071,059
February 15, 2043	$0	$9,344,460
August 15, 2043	$0	$9,626,102
February 15, 2044	$0	$9,916,233
August 15, 2044	$0	$10,215,109
February 15, 2045	$0	$10,522,991
August 15, 2045	$0	$10,840,155
February 15, 2046	$0	$11,166,877
August 15, 2046	$0	$11,503,446
February 15, 2047	$0	$11,850,161
August 15, 2047	$0	$12,207,324
February 15, 2048	$0	$12,575,253
August 15, 2048	$0	$12,845,481
Total Payments	$175,000,000.00	$168,200,000.00

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EXPECTED AMORTIZATION SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$175,000,000	$168,200,000
August 15, 2024	$172,470,862	$168,200,000
February 15, 2025	$169,065,242	$168,200,000
August 15, 2025	$165,563,532	$168,200,000
February 15, 2026	$161,963,021	$168,200,000
August 15, 2026	$158,260,921	$168,200,000
February 15, 2027	$154,454,367	$168,200,000
August 15, 2027	$150,540,411	$168,200,000
February 15, 2028	$146,516,023	$168,200,000
August 15, 2028	$142,378,087	$168,200,000
February 15, 2029	$138,123,399	$168,200,000
August 15, 2029	$133,748,664	$168,200,000
February 15, 2030	$129,250,497	$168,200,000
August 15, 2030	$124,625,414	$168,200,000
February 15, 2031	$119,869,834	$168,200,000
August 15, 2031	$114,980,075	$168,200,000
February 15, 2032	$109,952,352	$168,200,000
August 15, 2032	$104,782,772	$168,200,000
February 15, 2033	$99,467,332	$168,200,000
August 15, 2033	$94,001,917	$168,200,000
February 15, 2034	$88,382,295	$168,200,000
August 15, 2034	$82,604,116	$168,200,000
February 15, 2035	$76,662,905	$168,200,000
August 15, 2035	$70,554,063	$168,200,000
February 15, 2036	$64,272,860	$168,200,000
August 15, 2036	$57,814,432	$168,200,000
February 15, 2037	$51,173,781	$168,200,000
August 15, 2037	$44,345,763	$168,200,000
February 15, 2038	$37,325,093	$168,200,000
August 15, 2038	$30,106,334	$168,200,000
February 15, 2039	$22,683,899	$168,200,000
August 15, 2039	$15,052,039	$168,200,000
February 15, 2040	$7,204,846	$168,200,000
August 15, 2040	$0	$167,336,245
February 15, 2041	$0	$159,038,326
August 15, 2041	$0	$150,490,307
February 15, 2042	$0	$141,684,651
August 15, 2042	$0	$132,613,592
February 15, 2043	$0	$123,269,132
August 15, 2043	$0	$113,643,030
February 15, 2044	$0	$103,726,797
August 15, 2044	$0	$93,511,688
February 15, 2045	$0	$82,988,697
August 15, 2045	$0	$72,148,542
February 15, 2046	$0	$60,981,665
August 15, 2046	$0	$49,478,219
February 15, 2047	$0	$37,628,058
August 15, 2047	$0	$25,420,734
February 15, 2048	$0	$12,845,481
August 15, 2048	$0	$0

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Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, Public Service Company of New Mexico and the underwriters, for whom RBC Capital Markets, LLC and Citigroup Global Markets Inc. are acting as representatives, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
RBC Capital Markets, LLC	$87,500,000	$84,100,000
Citigroup Global Markets Inc.	$70,000,000	$67,280,000
BOK Financial Securities, Inc.	$8,750,000	$8,410,000
U.S. Bancorp Investments, Inc.	$8,750,000	$8,410,000
Total	$175,000,000	$168,200,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.16%
Tranche A-2	0.24%	0.16%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (17.91 Standard Deviations from Mean)		-15% (52.65 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (years)	WAL (years)	Change (days)*	WAL (years)	Change (days)*
A-1	10.00	10.00	0	10.00	0
A-2	21.29	21.29	0	21.29	1

*	Number is rounded to whole days

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to (A) an overestimate of the number of residential customers using less than 900 kWh/month and the number of residential customers using more than 900 kWh/month (residential customer block charges) of 5% (17.91 standard deviations from mean) or 15% (52.65 standard deviations from mean), (B) an overestimate of kW demand (general power and large power customers) of 5% (17.91 standard deviations from mean) or 15% (52.65 standard deviations from mean), and (C) an overestimate of number of customers (residential, small power, irrigation, water/sewer pumping customers) and lights (street lights and area lights) of 5% (17.91 standard deviations from mean) or 15% (52.65 standard deviations from mean); (ii) the servicer makes timely and accurate filings to make a true-up adjustment to the energy transition charges semi-annually; (iii) customer charge-off rates are held constant at 0.36% for all classes of customers; (iv) days sales outstanding are based upon historical averages; (v) operating expenses are equal to projections; (vi) there is no acceleration of the final maturity date of the Bonds; (vii) a permanent loss of all customers has not occurred; and (viii) the issuance date of the Bonds is November 15, 2023. There can be no assurance that the weighted average lives of the Bonds will be as shown.

Public Service Company of New Mexico and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Public Service Company of New Mexico and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Public Service Company of New Mexico, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at (866) 375-6829 or by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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